UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

BRUKER BIOSCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

Non-Employee Director Compensation

On August 1, 2006, the Compensation Committee of the Bruker BioSciences Corporation (the “Company”) Board of Directors modified the existing compensation plan for non-employee directors.  Each non-employee director’s annual retainer has been increased from $16,000 to $26,000.  In addition, each non-employee director will receive a payment of $1,500 per Board meeting attended in-person or telephonically.  Each non-employee director will continue to be granted options to purchase shares of the Company’s common stock or shares of restricted common stock in an amount to be determined annually by the Compensation Committee.

The Audit Committee Chairman’s additional annual cash retainer has been increased from $18,000 to $28,000 for his services as Chairman of the Audit Committee.  The additional annual cash retainer for the other members of the Audit Committee has been increased from $12,000 to $18,000.  The Compensation Committee Chairman’s additional annual cash retainer has been increased from $6,000 to $13,000 for his services as Chairman of the Compensation Committee.   The additional annual cash retainer for the other members of the Compensation Committee has been increased from $4,000 to $8,000.  Committee members will not receive any payment for attending committee meetings.

The increased annual cash retainers were effective August 1, 2006.   Employee directors will continue to receive compensation only as employees of the Company.  Directors will continue to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and committee meetings.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION
(Registrant)

Date: August 7, 2006	By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D.
Chief Executive Officer and President